UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2020

UNITED STATES OIL FUND, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32834	20-2830691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, California 94596

(Address of principal executive offices) (Zip Code)

(510) 522-9600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Shares of United States Oil Fund, LP	USO	NYSE Arca, Inc.

Item 8.01 Other Events.

United States Oil Fund, LP (“USO”) offers it shares on a continuous basis under Rule 415 of the Securities Act of 1933, and when all registered shares have been sold, additional shares are registered in subsequent registration statements. As of the open of the market on April 20, 2020, USO only has 299,900,000 shares registered with the SEC that are available for purchase by its Authorized Purchasers.

As stated in its current prospectus, USO creates and redeems shares in blocks of 100,000 shares called “Creation Baskets” and “Redemption Baskets”, respectively. Only Authorized Purchasers, which are institutional firms, may purchase or redeem Creation Baskets or Redemption Baskets through USO’s marketing agent, ALPS Distributors, Inc. (the “Marketing Agent”). If USO issues all of its currently remaining registered shares before the registration statement regarding additional, new shares is declared effective, USO management would have to suspend the ability of the Authorized Purchasers to purchase new creation baskets until such time as the registration statement for the additional shares has been declared effective by the SEC. The ability of Authorized Purchasers to redeem baskets of shares in such a situation would remain unaffected, and trading of such shares on the NYSE Arca, Inc. will not be discontinued as a result of the suspension of sales of Creation Baskets.

In the event that there was a suspension in the ability of Authorized Purchasers to purchase additional Creation Baskets, management believes that Authorized Purchasers and other groups that make a market in shares of USO would still continue to actively trade the shares. However, management believes that in such a situation, Authorized Purchasers and other market makers may seek to adjust the market they make in the shares. Specifically, these market participants may increase the spread between the prices that they quote for offers to buy and sell shares to allow them to adjust to the potential uncertainty as to when they might be able to purchase additional Creation Baskets of shares. In addition, Authorized Purchasers may be less willing to offer to quote offers to buy or sell shares in large numbers. The potential impact of either wider spreads between bid and offer prices, or reduced number of shares on which quotes may be available, could increase the trading costs to investors in USO compared to the quotes and the number of shares on which bids and offers are made if the Authorized Purchasers were to still be able to freely create new baskets of shares.

In addition, there could be a significant variation between the market price at which shares are traded and the shares’ net asset value, which is also the price shares can be redeemed with USO by Authorized Purchasers in Redemption Baskets. The foregoing could also create significant deviations from USO's investment objective, i.e., for the daily changes in percentage terms of its shares’ per share net asset value (“NAV”) to reflect the daily changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the daily changes in the price of a specified short-term futures contract on light, sweet crude oil called the “Benchmark Oil Futures Contract,” plus interest earned on USO’s collateral holdings, less USO’s expenses. Management believes that any potential impact to the market in shares of USO that could occur from the Authorized Purchasers’ inability to issue new Creation Baskets would not extend beyond the time when additional shares would be registered and available for distribution.

If USO has to temporarily suspend the issuance of additional Creation Baskets, it will issue a subsequent current report on Form 8-K to announce the suspension. USO will also issue a subsequent current report on Form 8-K to announce the effectiveness of the above-mentioned registration statement offering the additional, new shares and USO’s ability to resume offering Creation Baskets to its Authorized Purchasers.

Any forward-looking statements in this current report are based on expectations of USO management at this time. Whether or not actual results and developments will conform to management’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in USO’s prospectus, general economic, market and business conditions, changes in laws or regulations or other actions made by governmental authorities or regulatory bodies, and other world economic and political developments. USO undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES OIL FUND, LP
	By:	United States Commodity Funds LLC, its general partner

Date: April 20, 2020	By:	/s/ John Love
	Name:	John P. Love
	Title:	President and CEO